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                                 Exhibit 10.30
          Form of Accrued Salary Payment Agreement Between the Company and Various Employees and Former Employees Dated September 20, 1996

                                   AGREEMENT

This Agreement (the "Agreement") is made effective the 20th day of September, 1996 by and between AMDL, Inc., a Delaware corporation ("AMDL" or the "Company") and those persons listed on the attached "Schedule A", each of whom is currently, or was previously, an employee of the Company (individually the "Employee", and collectively the "Employees").

                                    RECITALS
                                    --------

1. AMDL is in the development stage, and has not yet received revenues from sales of its proposed products.

2. The Employees have assisted AMDL in preparing to market AMDL's products and are familiar with AMDL's products, its history and its current and past financial condition.

3. The Employees have provided service to AMDL, but have not received full compensation for their services. AMDL recognizes the services performed by the Employees and the amounts due to the Employees for their services in the amounts listed opposite their respective names in Schedule A which is attached hereto and incorporated herein by this reference (the "Salary Amount"). Those persons who are currently employed by the Company are referred to hereinafter and on Schedule A as "Current Employees". The terms "Employee" and "Employees" refer to both "Current Employees" and Donald E. Rounds and William M. Thompson, who were previously employed by the Company.

4. AMDL and the Employees mutually desire to arrange for a payment program by AMDL to the Employees, which is designed to compensate fully the Employees for their past services and to assist AMDL in bringing its products to market.

5. AMDL is a member of ICD, L.L.C. ("ICD"). AMDL expects that its initial marketing efforts will be made through ICD.

NOW, THEREFORE, to that end and in consideration of the terms and conditions of this Agreement, as well as the mutual benefits to be derived from the Agreement, AMDL and the Employees agree as follows:

                                   AGREEMENT

1. In partial satisfaction of the Salary Amount owed to each Employee, AMDL shall make a payment of $3,500 to each Employee on or about September 30, 1996. AMDL shah thereafter make payments of $500 per month to each Employee, payable in accordance with the Company's customary payroll practices. The first payment shall be made on or about October 15. 1996.

2. The Employees shall also be entitled to receive five percent of any distributions received by the Company from ICD or from the sale directly by the Company of marketing rights, of test kits, or from any other sources of revenue of the Company. The term "revenue" as used in this Agreement shall be interpreted in accordance with generally accepted accounting principles. In the event of any disagreement, the determination of an independent accounting firm selected by the Company shall be determinative. Each Employee shall be entitled to that percentage of the proceeds set forth opposite his or her respective name on Schedule A. Distributions will be made for any calendar month in which such proceeds are available. Distributions will be made within 20 days of the end of each month, commencing October 20, 1996 for the month of September, 1996.
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3.   The Company may take such steps as it deems necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation or any governmental authority, whether federal, state or local. domestic or foreign, to withhold in connection with any payments made pursuant to this Agreement.

4. Nothing contained in this Agreement shall confer upon the Employee any right with respect to a continuance of employment by, or operation or affiliation with, or relationship to, the Company, or interfere in any way with the Company's right at any time, to terminate the Employee's affiliation with, or relationship to, the Company.

5. Each of the Current Employees shall be entitled to receive the "Minimum Monthly Payment Pursuant to Section 5" from the Company in the amounts set forth opposite his or her respective name on Schedule A, in the event the Company terminates the Current Employee's employment with the Company for any reason other than the following events: (i) the resignation of the Current Employee; (ii) the Current Employee is convicted of any crime; or
     (iii) the Current Employee engages in conduct amounting to fraud, dishonesty or other acts of moral turpitude inimical to the interests of the Company or any acts or omissions to act which are determined by the Board of Directors of the Company to constitute gross negligence, or flagrant misconduct, or the continuous failure to follow instructions of the Board of Directors of the Company. The amount to be paid to such Current Employee pursuant to this Section 5 shall be the greater of the amount specified in Schedule A or the amount the Current Employee would have otherwise received pursuant to Section 2 of this Agreement; provided that the Current Employee shall not then be entitled to receive any amounts pursuant to Section l of this Agreement. For example, if in any particular month a Current Employee were entitled to receive $1,000 pursuant to
     Section 2, and the minimum payment amount pursuant to Schedule A were $2,000, then the Current Employee would be entitled to receive a total of $2,000 for that month. If the Current Employee were entitled to receive $2,500 pursuant to Section 2, and $2,000 as a minimum payment pursuant to Schedule A, then the total amount to be paid in that month would be $2,500.

6. If an Employee has been granted an option, warrant or other similar right to purchase the Company's common stock, the Employee may elect to apply any or all of the Salary Amount then owed to the Employee by the Company to the purchase price of the Company's common stock pursuant to exercise of the option, warrant or other similar right. By way of example, if the then Salary Amount owed to the Employee pursuant to this Agreement was $50,000 and the Employee had an option to purchase 50,000 shares at $1 per share, the Employee could elect to apply the $50,000 owed to the purchase price of the 50,000 shares. In that event, the Company would issue a certificate for 50,000 shares to the Employee, no other amounts would be due to the Employee pursuant to this Agreement and the Company would make no further payments to the Employee pursuant to this Agreement. The Employee's election pursuant to this Section 6 is subject to compliance with applicable law, as determined by the Company, including securities and tax laws. In no event will the Company be required to issue any shares unless assurances adequate to the Company have been provided of compliance with any securities law restrictions and tax withholding requirements.

7. During the term of this Agreement no Employee shall be entitled to receive an amount greater than the "Salary Amount" listed opposite his or her respective name on Schedule A.

8. The term of this Agreement shall extend until the earlier to occur of payments of all the "Salary Amounts" listed on Schedule A or February 28, 2001. In the event that the Company has not paid all of the "Salary Amounts" to the Employees by February 28, 2001, then the Company shall pay all remaining balances owed to the Employees by that date.
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9.   The Employees, and each of them, do hereby release and forever discharge each of the Company, its officers, directors, agents, attorneys and employees, of and from all manner of actions, causes of action, suits, debts, covenants, contracts, agreements, damages. judgments, liabilities, losses, costs, expenses and claims of any nature whatsoever, in law or equity, whether or not now or hereafter known, suspected or claimed which the Employee shall or may have or allege against the Company, its officers, directors, agents, attorneys and employees in connection with the Employee's employment by. and services rendered to, the Company on or before September 20, 1996. This release shall not affect the right of any Employee to commence an action pursuant to this Agreement against the Company for any breach by the Company of its obligations pursuant to this Agreement. This release shall not affect any outstanding options or warrants granted to Employees to purchase the Company's common stock or any outstanding employment agreements for amounts to be paid for services to be rendered to the Company on or after September 20, 1996.

10. The Employees, and each of them, recognize that they may have some claim, demand, or cause of action against the Company, its officers, directors, agents, attorneys and employees, of which they are totally unaware and unsuspecting which they are relinquishing by execution of this Agreement. It is the intention of the Employees that it will deprive them of each such claim and prevent them from asserting it. In furtherance of this intention, the Employees, and each of them, expressly waive any and all rights conferred upon them by the provisions of Section 1542 of the California Civil Code or any similar law of any state or territory of the United States or any foreign country. The text of Section 1542 is as follows:

          "1542. Certain claims not affected by General Release. A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."

11. The waiver by the Company or any Employee of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by that party.

12. This document contains the entire agreement between the parties and supersedes all oral agreements, if any, and may not be changed orally, but only by agreement in writing, signed by the Company and Employee.

13. This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the state of California.

14. Any notice pursuant to this Agreement shall be validly given or served if that notice is made in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the addresses set forth below each party's signature to this Agreement.

15. This Agreement shall be binding upon and inure to the benefit of the undersigned parties and their respective legal representatives, heirs, successors and assigns.

16. If any controversy or claim shall arise with regard to the performance or interpretation of any of the terms of this Agreement, the parties shall use their best efforts to settle any such dispute. If the dispute cannot be resolved by the parties, then upon 10 days prior written notice from the Employee to the Company or the Company to the Employee setting forth the alleged breach or other dispute to be resolved, the action shall be submitted to an arbitrator in Orange County, California, selected in accordance with the rules of the American Arbitration Association. All costs shall be shared equally by the parties to the dispute, excluding attorneys' fees. The decision of the arbitrator shall be binding and the arbitrator shall have discretion to award attorneys' fees to the prevailing party in the event the arbitrator determines that the nonprevailing party acted in bad faith.
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17.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The failure of one or more Employees to enter into this Agreement shall not affect the validity and enforceability of this Agreement as between the Company and those Employees who entered into this Agreement.

18. Each Employee has had the opportunity to consult his or her own legal counsel and other advisors and has entered into this Agreement after due consideration of his or her respective rights.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

                              AMDL, INC.


                              By: ___________________________________
                                 Authorized Officer
                                 14272 Franklin Avenue, Suite 106
                                 Tustin, California 92680-7017

                              _______________________________________
                              (Signature of Employee)

                              _______________________________________
                              (Print name of Employee)

                              _______________________________________
                              Street Address